PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 15, 2000
VOTING
PRINCIPAL HOLDERS OF VOTING SECURITIES
ELECTION OF DIRECTORS
BOARD COMMITTEES AND MEETINGS
REPORT OF THE COMPENSATION/STOCK OPTION COMMITTEE
EXECUTIVE COMPENSATION

SCHEDULE 14A

(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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DMI FURNITURE, INC.

(Name of Registrant as Specified in its Charter)

DMI FURNITURE, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DMI FURNITURE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 15, 2000

      The annual meeting of stockholders of DMI Furniture, Inc. (the “Corporation”), will be held at the Brown Hotel, Fourth and Broadway, Louisville, Kentucky on Friday, December 15, 2000, at 10:00 a.m. local time, for the purpose of:

1.	Electing six directors to serve until the 2002 annual meeting of stockholders and until their successors have been elected and qualified.

2.	Acting on a proposal to appoint Arthur Anderson LLP as auditors for the 2001 fiscal year.

3.	Transacting such other business as may properly come before the meeting.

      The board of directors has fixed the close of business on November 1, 2000, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

      The holders of a majority of the Corporation’s issued and outstanding common stock, present in person or represented by proxy will constitute a quorum.

      All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, please sign and date the enclosed proxy and return it promptly so that your stock may be voted. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

Joseph G. Hill
Executive Vice President, Operations and Secretary

Louisville, Kentucky
November 3, 2000

DMI FURNITURE, INC.

One Oxmoor Place
101 Bullitt Lane
Louisville, Kentucky 40222

PROXY STATEMENT FOR ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD DECEMBER 15, 2000

      This proxy statement is furnished in connection with the solicitation by the board of directors of DMI Furniture, Inc. (the “Corporation”), of proxies in the accompanying form for use at the annual meeting of stockholders to be held on December 15, 2000, and at any adjournment thereof.

      This proxy statement and accompanying form of proxy were first sent or given to stockholders on or about November 3, 2000.

VOTING

      The board of directors has fixed the close of business on November 1, 2000, as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting. On that date, there were 4,132,255 shares of the Corporation’s common stock issued and outstanding. Each share of common stock is entitled to one vote on all matters coming before the annual meeting. Stockholders may not vote cumulatively in the election of directors. A majority of the outstanding shares of common stock will constitute a quorum.

      Shares of common stock represented by properly executed proxies received before the closing of the polls at the annual meeting will be voted as directed by the stockholders, unless revoked as described below. Under Delaware law, proxies marked as abstentions are not counted as votes cast. In addition, shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast. If no instructions are given, shares represented by executed but unmarked proxies will be voted FOR election of the individuals nominated as directors and FOR approval of the other proposal being submitted to the Corporation’s stockholders at the annual meeting. If any other matter is brought before the annual meeting, shares represented by proxies will be voted by the proxy holders as directed by a majority of the board of directors.

      A stockholder who completes and returns the proxy that accompanies this proxy statement may revoke that proxy at any time before the closing of the polls at the annual meeting. A stockholder may revoke a proxy by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of the Corporation at the Corporation’s main office address at any time before the annual meeting. Stockholders may also revoke proxies by delivering a duly executed proxy bearing a later date to the inspector of election at the annual meeting before the closing of the polls, or by attending the annual meeting and voting in person. The presence of a stockholder at the annual meeting will not automatically revoke the stockholder’s proxy.

PRINCIPAL HOLDERS OF VOTING SECURITIES

      The following table presents information as of November 1, 2000, relating to the common stock beneficially owned by the Corporation’s directors and executive officers, by nominees for election as directors, and by persons known by the Corporation to be the beneficial owners of more than five percent of the common stock, the Corporation’s only class of outstanding stock.

	Shares
Name & Address of	Beneficially		Percentage
Beneficial Owner	Owned		of Class (1)

Donald D. Dreher	725,252	(2)	15.4%

One Oxmoor Place

101 Bullitt Lane

Louisville, KY 40202

Hillson Partners Limited Partnership	405,000		9.8%

Daniel H. Abramowitz

6900 Wisconsin Avenue

Suite 501

Bethesda, MD 20815

Wilen Management Company, Inc.	264,100		6.4%

2360 West Joppa Road, Suite 226

Lutherville, MD 21093

LBR&M Associates, L.P.	227,480	(3)	5.5%

David M. Martin

681 Andersen Drive

Foster Plaza 6

Pittsburgh, PA 15220

Joseph G. Hill	202,688	(4)	4.7%

One Oxmoor Place

101 Bullitt Lane

Louisville, KY 40222

Joseph L. Ponce	91,965	(5)	2.2%

Thomas M. Levine	24,984	(6)	*

W. Howard Armistead	- -		- -

Phillip J. Keller	- -		- -

All directors and	1,272,369	(7)	26.1%

group (7 persons)

*	Indicates less than 1% of class.

      (1) In determining the percentage of class, shares of common stock subject to currently exercisable options are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class of any other person.

      (2) Includes exercisable stock options for 445,093 shares and 122,283 shares issuable as a stock bonus.

      (3) Includes 223,135 shares held by LBR&M Associates, L.P. for which Mr. Martin is general partner, exercisable stock options for 3,500 shares, and 845 shares held by other entities for which Mr. Martin has sole or shared voting and investment power.

      (4) Includes exercisable stock options for 157,968 shares.

      (5) Includes exercisable stock options for 8,500 shares.

      (6) Includes exercisable stock options for 3,500 shares.

      (7) Includes exercisable stock options for an aggregate of 618,561 shares and 124,263 shares issuable as a stock bonus.

ELECTION OF DIRECTORS

      The Corporation’s board of directors currently consists of six directors. Directors are elected by holders of common stock for a one-year term. To be elected, a nominee must receive a plurality of the votes cast in the election at the annual meeting.

      The board of directors knows of no reason why the nominees might be unwilling or unable to serve. However, if a nominee becomes unavailable or unable to serve before the election of directors, the board of directors reserves the right to make a substitution for that nominee, and the board’s proxy holders will vote the shares represented by the proxies they hold for the election of the substitute nominee unless authority to do so is withheld.

      Joseph L. Ponce, a director of the Corporation since 1977, is retiring from the board of directors at the annual meeting. The Board wishes to express its appreciation to Mr. Ponce for his many years of service to the Corporation.

Nominees

      The following persons have been nominated by the Board of Directors for election as directors:

      Donald D. Dreher, age 51, has served as President and Chief Executive Officer of the Corporation since 1986 and as a director since 1980. Mr. Dreher is Past President of the American Furniture Manufacturers Association and of the American Furniture Hall of Fame. Mr. Dreher has served in various executive capacities with the Corporation since 1977. Before joining the Corporation, he was Corporate Systems Manager for Filtrol Corporation, which produces products for the mining and oil and gas industries.

      Joseph G. Hill, age 50, was appointed as Executive Vice President, Operations in August 2000 and continues to serve as Secretary. Mr. Hill had served as Vice President-Finance, Chief Financial Officer, Treasurer, and Secretary of the Corporation since 1986, and was elected to the board of directors in September 1993. Mr. Hill has served in various executive capacities with the Corporation since 1984. He is Past President of the American Furniture Manufacturers Association Finance Division. Before joining the Corporation, Mr. Hill was employed by Meidinger, Inc., now William M. Mercer, Incorporated, a subsidiary of Marsh McLennan, Inc., a national management consulting firm, where he held the positions of Vice President, Treasurer, and Consultant.

      Thomas M. Levine, age 51, has been a director since 1984. Mr. Levine is an independent management consultant. Previously, he served for more than five years as Executive Vice President of Fostin Capital Company LLC, which originated and participated in venture capital ventures and leveraged buy-outs on behalf of itself, its clients, and affiliates.

      David M. Martin, age 45, has been a director since 1998. Mr. Martin is President of Foster Holdings, Inc. which manages a private investment partnership owned by the Foster family, located in Pittsburgh, Pennsylvania. Foster Holdings, Inc. holds a diversified portfolio and invests in both traditional and non-traditional investments. Mr. Martin is also the general partner of LBR&M Associates, L.P., a private investment partnership, and is a member and manager of Fostin Capital Company LLC, which is active in originating and participating in venture capital ventures and leveraged buy-outs on behalf of itself, its clients and affiliates.

      W. Howard Armistead, age 53, has been a director of the Corporation since February 2000. For the last five years Mr. Armistead has been managing director of Mann, Armistead & Epperson, Ltd., an investment bank and advisory firm for companies ranging in value from $5 million to $300 million.

      The following person has been nominated for election to the board of directors by a stockholder in accordance with the Corporation’s bylaws:

      Daniel W. Abramowitz, age 36, has been President of Hillson Financial Management, Inc., a private investment management company, since its formation in 1990. Mr. Abramowitz is a director of TransTechnology Corporation, a manufacturer of specialty fastener and aerospace products, and Response USA, Inc., which markets, installs and monitors personal response systems.

Executive Officers

      The Corporation’s three executive officers are Donald D. Dreher and Joseph G. Hill, each of whom is also a director, and Phillip J. Keller.

      Phillip J. Keller, age 34, was appointed as Vice President, Finance, Chief Financial Officer and Treasurer in September 2000. From 1995 until joining the corporation, Mr. Keller served as Director of Financial Services for Nice-Pak Products, Inc., a leading international manufacturer of pre-moistened wipes for the consumer products industry. Prior to 1995 Mr. Keller worked in various financial capacities for Fairfield Manufacturing Company, Inc., a manufacturer of high precision custom gears and planetary gear systems. Mr. Keller is a certified public accountant.

BOARD COMMITTEES AND MEETINGS

      The Audit Committee, comprised of nonemployee directors Ponce, Levine, Armistead and Martin, met four times during fiscal 2000. The principal duties of the Committee are to recommend independent public accountants to the board of directors and to review with the independent accountants matters relating to internal auditing and the Corporation’s system of internal controls.

      The Compensation/Stock Option Committee, consisting of nonemployee directors Levine, Martin and Ponce, has as its principal duties the review and negotiation of employment and compensation terms with the executive officers of the Corporation and the administration of the Corporation’s incentive stock compensation plans for employees. It met four times during fiscal 2000.

      The Long Range Planning Committee, consisting of non-employee director Levine and members of DMI Furniture’s executive management team, has as its principal duties the review of the long-term direction of the Company and to make recommendation to the Board of Directors with respect to strategic issues. The Committee met once during fiscal 2000.

      The Corporation does not have a standing nominating committee. The board of directors selects nominees for election as directors.

      During fiscal 2000, the board of directors met eight times. All directors attended 100% of the board and applicable committee meetings.

Stockholder Nomination Procedures

      Section 2.11 of the Corporation’s bylaws sets forth the procedures by which stockholders may nominate candidates for election to the board of directors. To nominate a candidate, a stockholder must deliver written notice to the Corporation’s principal executive offices not fewer than 60 days, nor more than 90 days, before the scheduled date of a meeting. If, however, stockholders receive fewer than 70 days notice or prior public disclosure of the date of the meeting, the stockholder’s notice will be timely if delivered to the Corporation’s offices not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the stockholder’s meeting was mailed or the day on which the date of the meeting was publicly disclosed.

      To nominate a candidate, a stockholder’s notice must set forth the following information.

(1)	as to each person whom the stockholder proposes to nominate for election or reelection as a director:

•	the person’s name, age, business address and residence address;

•	the person’s principal occupation or employment;

•	the class and number of shares of the Corporation beneficially owned by the person on the date of the stockholder’s notice, and

•	any other information about the person that would be required to be disclosed in a proxy statement for the election of directors under federal securities laws, including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

(2)	as to the stockholder giving the notice:

•	the name and address, as they appear on the Corporation’s books, of the nominating stockholder and any other stockholders known by the nominating stockholder to be supporting the nominees, and

•	the class and number of shares of the Corporation beneficially owned on the date of the notice by the nominating stockholder and by any other stockholders known by the nominating stockholder to be supporting the nominees.

REPORT OF THE COMPENSATION/STOCK OPTION COMMITTEE

Overview

      The Compensation/Stock Option Committee of the Corporation’s board of directors (the “Committee”) exercises broad oversight responsibilities regarding executive compensation, and it determines the total compensation of executive officers and other key employees, including the Chief Executive Officer and the other executive officers. The Committee is composed of three independent, nonemployee directors who are not eligible to participate in any of the Corporation’s compensation programs for its executive officers.

      The purposes of the Corporation’s executive compensation policy are to attract and retain individuals of high caliber to serve as executive officers, to motivate their performance to achieve the Corporation’s strategic objectives, and to align the interests of executive officers with the long-term interests of the Corporation’s stockholders. A primary element of the Corporation’s compensation policy is to pay for performance, so that each executive’s total compensation relates directly to the Corporation’s performance. The policy also recognizes that the Corporation operates with two executive officers, who are responsible not only for setting the Corporation’s overall strategic policies, but also are expected to have direct day-to-day involvement in sales, customer communications, product development, and marketing.

      From 1977 through 1986, the Corporation recorded cumulative losses of more than $18 million. In April 1986, Donald D. Dreher and Joseph G. Hill were appointed as Chief Executive Officer and Chief Financial Officer, respectively. They immediately instituted a strategy to return the Corporation to profitability by liquidating unprofitable subsidiaries and focusing the Corporation’s operations on manufacturing and marketing wood office and residential furniture for distribution by large, fast-growing retailers. Beginning with fiscal 1987, Mr. Dreher’s first full year as the Corporation’s Chief Executive Officer, the Corporation has reported 14 consecutive years of profitable results and net income totaling more than $21 million.

      The Corporation reported earnings per share of $.60 for fiscal 2000 compared to $.25 for fiscal 1999. During the last 14 fiscal years, stockholders’ equity per share has increased from $(2.42) per share at the end of fiscal 1986 to $3.45 per share at the end of fiscal 2000. The trading price for the common stock during this period has ranged from $.50 in the recessionary year of 1991 to $4.88 per share in January 1999. The trading price of the common stock was $2.50 at the end of fiscal 2000. The trading price of the common stock at the close of business on October 25, 2000 was $2.38.

      In years after fiscal 1986, in light of the Corporation’s tenuous financial position early in that period, the Compensation Committee structured executive compensation packages to pay incentives in cash for achievement of earnings and cash management goals. As the Corporation’s financial condition improved, the Committee increased the emphasis on providing senior management with a significant equity interest in the Corporation through awards of stock-based incentive compensation. The Committee believes that compensation policies designed to encourage stock ownership by its executive officers provide an incentive to maximize long-term performance by the Corporation and thereby increase the commonality of the interests of the Corporation’s executive officers and the interests of stockholders. As the equity interest of its executive officers has increased in recent years, the Committee has elected to no longer include a stock bonus in the employment agreements with its executives, while retaining the discretion to award equity-based incentive compensation in the form of stock options.

Compensation

      Executive compensation consists of three components: base salary, bonuses, and long-term incentive compensation. The overall structure of each executive’s compensation package is set forth in an employment agreement with the Corporation, generally for a multi-year term. See “Employment Agreements.”

      Base Salaries

      At the beginning of each fiscal year, the Committee reviews each executive’s base salary for the prior fiscal year in light of the Corporation’s overall earnings and sales performance for the fiscal year, furniture industry conditions generally, changes in the cost of living, and the Committee’s evaluation of the individual executive’s responsibilities. The Committee may then increase or make no change in the executive’s base salary for the new year, based on its subjective evaluation of the foregoing factors. Annual increases in base salary generally do not exceed ten percent. Mr. Dreher’s base salary was set at $295,000 on April 26, 2000.

      For fiscal 2000, the Corporation’s fully diluted earnings per share were $.60 compared to $.25 per share for fiscal 1999. The trading price of the common stock increased from $2.38 at the end of fiscal 1999 to $2.50 at the end of fiscal 2000.

      Bonuses

      The Corporation’s employment agreements with each of its two executive officers provide for a percentage of the Corporation’s “adjusted net pre-tax income” to be paid to each executive officer as a cash bonus. “Adjusted net pre-tax income” means the Corporation’s pre-tax income stated in its audited financial statements, excluding (a) dividends on preferred stock, (b) interest expense incurred to finance redemption payments to holders of preferred stock, (c) gains or losses from the sale, conversion or disposition of capital assets, (d) reserves for the permanent closure of an operation, (e) gains or losses resulting from non-operational litigation, and (f) charges or credits resulting from the adoption of a change in accounting principle. The cash bonus formulas allocate a higher percentage of the Corporation’s earnings to the cash bonus as the Corporation’s overall earnings increase, creating a consistent incentive for the executive to maximize corporate earnings. The cash bonuses to the executive officers represented approximately 16.2% of the Corporation’s adjusted pre-tax income for fiscal 2000. Mr. Dreher earned a cash bonus of $515,526, representing 13.5% of the Corporation’s adjusted pre-tax income for fiscal 2000.

      Under the terms of his current employment agreement, Mr. Dreher received a stock bonus for fiscal 2000 calculated as a percentage of his cash bonus. The value so calculated is to be paid in the form of newly issued shares of common stock, based on the closing bid price reported for the common stock on the last trading day of the fiscal year. For fiscal 2000, Mr. Dreher earned a stock bonus of 122,282 shares equal to $310,657 or 59.3% of his cash bonus for the year. Beginning with the 2001 fiscal year, the stock bonus has been discontinued. Mr. Dreher will be eligible to receive awards of options or other stock-based incentive compensation at the discretion of the Committee.

      Long-term Incentive Compensation

      The Corporation’s primary incentive for long-term performance has been stock options granted under its employee stock incentive plans. The Committee believes that stock options are an excellent means of aligning the interests of its key employees with those of shareholders by providing awards intended to reward option recipients for the Corporation’s long-term growth. The Corporation’s 1993 Long Term Incentive Stock Plan for Employees also gives the Compensation Committee flexibility to structure other forms of stock-based incentive compensation.

COMPENSATION/STOCK OPTION COMMITTEE

Thomas M. Levine
Joseph L. Ponce
David M. Martin

EXECUTIVE COMPENSATION

      The following table sets forth the compensation paid by the Corporation for the last three fiscal years to the Corporation’s Chief Executive Officer and the most highly compensated executive officers as to whom total cash and cash-equivalent remuneration exceeded $100,000 during fiscal 2000.

Summary Compensation Table
					Long Term
		Annual Compensation			Compensation

					Awards

					Securities
Name and Principal	Fiscal			Other Annual	Underlying	All Other
Position	Year	Salary	Bonus	Compensation	Options/SARS	Compensation

			(1)	(2)	(#)	(3)

Donald D. Dreher	2000	$285,070	$821,233	$-0-	-0-	$3,381

President and Chief	1999	275,000	413,219	-0-	-0-	3,167

Executive Officer	1998	275,000	496,269	-0-	-0-	3,167

Joseph G. Hill	2000	$175,000	$103,500	$-0-	-0-	$3,438

Vice President – Finance,	1999	175,083	116,087	-0-	-0-	3,333

Chief Financial Officer,	1998	172,083	139,418	-0-	-0-	3,275

Treasurer & Secretary

(1)	The following table shows the cash and stock bonuses paid to the named executive officers for each year under the terms of their employment agreements. See “Executive Compensation — Employment agreements.”

			Stock Bonus
	Fiscal	Cash
	Year	Bonus	Number of Shares	Value at Grant	Total

Mr. Dreher	2000	$515,526	122,282	$305,707	$821,233

	1999	259,397	64,767	153,822	413,219

	1998	311,531	62,879	184,738	496,269

Mr. Hill	2000	$103,500	—	$—	$103,500

	1999	79,812	15,274	36,275	116,087

	1998	95,853	14,828	43,565	139,418

(2)	Certain prerequisites provided to each of the named executive officers totaled less than 10 percent of each officer’s total salary and bonus.

(3)	All amounts represent the Corporation’s contributions to its defined contribution plan.

Stock Option Grants

      No stock options were awarded to the Chief Executive Officer and the other named executive officers during the last three fiscal years.

      The following table sets forth certain information regarding options exercised by the Chief Executive Officer and the named executive officers during fiscal 2000 and unexercised stock options held by them as of September 2, 2000.

Aggregated Option Exercises in Fiscal 2000 and Year-End Stock Option Values

	Shares		Number of Securities	Value of Unexercised
	Acquired	Value	Underlying Unexercised	In-the-Money
	On Exercise	Realized	Options/SARs at 9/2/00	Options/SARs at 9/2/00
Name	#	($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Donald D. Dreher	-0-	$-0-	445,093/-0-	$340,247/$0

Joseph G. Hill	-0-	$-0-	157,968/-0-	$136,426/0

(1)	Market value of underlying securities at year-end, minus the exercise or base price.

Employment Agreements

      The Corporation currently has employment agreements with Messrs. Dreher and Hill. The employment agreements generally have one- or two-year terms and may be extended by the board of directors. The employment agreements provide for base salary, a bonus related to the Corporation’s performance (as more fully described below), certain perquisites, and other benefits generally available to the Corporation’s employees. If the executive officer’s employment with the Corporation terminates for any reason other than expiration of the employment agreement, death, illness or disability, for cause (as defined), or voluntary cessation by the officer, the employment agreement entitles the officer to the balance of his base salary plus a pro rata portion of the cash bonus the officer would have earned during the year of termination. The employment agreements also contain a noncompetition covenant for one year if employment terminates for any of the reasons listed in the preceding sentence.

      Mr. Dreher’s employment agreement expires August 31, 2002 and provides for an initial annual salary of $295,000, which will be reviewed annually. For fiscal 2000, Mr. Dreher earned an annual cash bonus under a formula based on the Corporation’s adjusted net pre-tax income (as defined). For fiscal 2000, Mr. Dreher also earned a stock bonus equal to 59.3% of his cash bonus. The stock bonus is payable in shares of common stock valued at the closing bid price for the common stock reported on the Nasdaq SmallCap Market on the last trading day of the Corporation’s fiscal year. The stock bonus was discontinued for fiscal years after fiscal 2000.

      Beginning in fiscal 2001, Mr. Dreher may earn a cash bonus equal to a percentage of the Corporation’s adjusted net pre-tax income. For fiscal 2001, the cash bonus becomes payable only if the Corporation’s adjusted net pre-tax income totals at least $805,000. The percentage ranges from 2% if the Corporation’s adjusted net pre-tax income totals at least $805,000 to 20% if the Corporation’s adjusted net pre-tax income totals $4,839,000 or more, with a maximum bonus of $1,100,000.

      For fiscal 2002, the cash bonus becomes payable only if the Corporation’s adjusted net pre-tax income totals at least $903,000. The percentage ranges from 2% if the Corporation’s adjusted net pre-tax income totals at least $903,000 to 20% if the Corporation’s adjusted net pre-tax income totals $5,419,000 or more, with a maximum bonus of $1,100,000.

      Mr. Hill’s employment agreement expires on September 1, 2001, and provides for an initial annual salary of $190,000, which is reviewed annually. Mr. Hill can earn an annual cash bonus of up to $140,000 based on the Corporation’s attainment of specified adjusted net pre-tax income, return on assets, and revenue growth targets.

Severance Agreements

      The Corporation has entered into severance agreements with Donald D. Dreher and Joseph G. Hill to provide an additional incentive for Messrs. Dreher and Hill to remain in the employ of the Corporation in the event or possibility of a change in control of the Corporation. These severance agreements were not entered into because of any belief by management that a change in control of the Corporation was imminent.

      The initial three-year term of the severance agreements began January 1, 1988 and automatically renew for additional three-year periods unless the Corporation gives notice not later than September 30th of the year preceding expiration that it does not wish to extend the severance agreement. The severance agreements have been automatically renewed through December 31, 2002.

      The severance agreements provide for the payment of compensation to the covered executives (a) upon the termination of the executive’s employment other than for cause after a change in control of the Corporation, as defined in the severance agreement, occurs; (b) if a change in control of the Corporation occurs within nine months after such termination; or (c) if the executive terminates his employment after the 60-day period immediately following a change in control.

      Compensation to be paid under the severance agreements includes (a) the unpaid balance of the executive’s base salary through the date of termination; (b) an amount equal to three times the executive’s annual base salary (present valued to a lump sum) plus the most recent cash bonus paid to the executive; and (c) all legal fees and expenses incurred by the executive resulting from termination. However, the amount of compensation to be paid under the Severance Agreement will be reduced, if necessary, to $1.00 below the amount of benefits that the Corporation can properly deduct under Section 280G(a) of the Internal Revenue Code. If the executive dies or terminates his own employment for any reason within the 60-day period immediately following a change in control, the Corporation will pay the executive his full base salary through the date of termination plus all other compensation to which he is entitled under any plan, agreement or arrangement of the Corporation, and the Corporation will have no further obligations to the executive under the severance agreement. The executives will not be required to seek other employment, and compensation will not be reduced by any income received from other sources.

Compensation of Directors

      The Corporation’s nonemployee directors receive a retainer of $1,500 per month plus $1,350 for each board meeting attended. In addition, nonemployee directors who attend an Audit or Compensation/ Stock Option Committee meeting receive $200 per meeting, and each committee chairman receives an additional $200 per meeting. Nonemployee members of the Long Range Planning Committee receive $850 per meeting attended. All directors were reimbursed for travel expenses to attend board or committee meetings.

      In addition to the director retainer and meeting attendance fees, Mr. Levine receives $10,000 per quarter, plus reimbursement for out-of-pocket expenses, for providing consulting services to the Corporation in connection with long-term planning and strategic initiatives.

      Under the Corporation’s Compensation and Deferral Plan for Outside Directors, a minimum of one-third of the total monthly retainer for the year (or more at the director’s option) is paid at the end of the fiscal year in the form of shares of common stock, valued at the closing bid price for the common stock on the last trading day of the fiscal year. For fiscal 2000, the stock portion of the monthly retainer was valued at $2.50 per share. Each of the Corporation’s three nonemployee directors who served for the entire year received 2,400 shares of common stock.

      Under the Corporation’s stock option plan for independent directors, each nonemployee director automatically received an option for 6,000 shares on the March 15th next following initial election and an option for 1,000 shares on the March 15 following election in each subsequent year. Nonemployee directors in office on May 5, 1987 received an initial option for 5,000 shares plus 1,000 shares for each year in office before 1987. The board of directors had no discretion with respect to awards under the Program.

      All options granted under the director option program have an exercise price equal to the closing bid price for the common stock on the Nasdaq SmallCap Market on the date of the grant of the options. The exercise price for the options granted on March 15, 2000, was $2.688 per share. Options become exercisable with respect to one-half of the shares on the first anniversary of the grant and fully exercisable on the second anniversary of the grant.

Common Stock Performance

      The following graph illustrates the cumulative total return to stockholders for the five-year period ended August 31, 2000 for the Corporation’s common stock, the Nasdaq Stock Market (U.S.) Index, and a peer group of eight comparable furniture manufacturers.

				Cumulative Total Return

	8/95	8/96	8/97	8/98	8/99	8/00

DMI FURNITURE, INC	100	140	238	230	185	205

NASDAQ STOCK MARKET-US	100	113	157	149	276	422

PEER GROUP	100	116	147	174	188	151

      The graph above assumes $100 was invested on August 31, 1995 in the Corporation’s common stock, the Nasdaq Stock Market (U.S.) Index and the stock of the peer group companies (on a market-capitalization-weighted basis), and assumes reinvestment of dividends. Figures shown are for years ended August 31. The peer group companies are Bassett Furniture Industries, Inc., Bush Industries, Inc., Chromcraft Revington, Inc., Ladd Furniture, Inc., La-Z-Boy Inc., Pulaski Furniture Corporation, Rowe Companies, and Stanley Furniture, Inc.

PROPOSAL TO APPOINT AUDITORS

      Stockholders are being asked to approve the appointment of Arthur Andersen LLP as auditors of the Corporation for its 2001 fiscal year. The approval of auditors by the stockholders is not required by law or by the Corporation’s by-laws. The board of directors is submitting this matter to the stockholders in the belief that it is good practice to do so. Approval of the proposal requires the affirmative vote of a majority of the shares of common stock present and voting on the proposal. Abstentions will have the same effect as a vote against the proposal. Broker nonvotes will not be counted for purposes of whether the proposal is approved. If the proposal is not approved, the board will appoint other auditors as soon as it is practicable to do so. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer questions that might be presented at the meeting.

GENERAL

Stockholder Proposals for 2002 Annual Meeting

      It is anticipated that the 2002 annual meeting will be held on or about February 15, 2002. If a proposal of a security holder for the 2002 annual meeting of stockholders is to be included in the Corporation’s proxy statement for that year, it must be received by the Corporation no later than September 1, 2001. A stockholder proposal will be considered untimely unless written notice of the matter is delivered to the Corporation at its corporate offices, addressed to the Secretary of the Corporation at least 60 days before the date of the 2002 annual meeting .

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Corporation’s executive officers and directors and persons who own more than 10% of the Corporation’s common stock to file reports of ownership and changes in ownership of the common stock with the Securities and Exchange Commission. These reporting persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received or written representations from its reporting persons, the Corporation believes that during fiscal 2000, all of the reporting persons complied with all applicable filing requirements.

Proxy Solicitation Expenses

      All expenses of preparing, printing, mailing, and delivering the proxy and all materials used in the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegraph by directors, officers and other employees of the Corporation, none of whom will receive additional remuneration. The Corporation will also request brokerage houses, custodians, and nominees to forward soliciting materials to the beneficial owners of the Corporation’s common stock held of record by them and will pay reasonable expenses of these persons for forwarding these soliciting materials.

Other Business

      Management knows of no business that will be presented at the annual meeting other than the election of directors and the ratification of its auditors. However, if other matters come before the annual meeting, the proxy holders intend to vote upon the matters as directed by a majority of the board of directors.

      Please complete, sign and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed which requires no postage if mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph G. Hill, Executive Vice President,
Operations and Secretary

Louisville, Kentucky
November 3, 2000

DMI FURNITURE, INC. (“DMI”)

Proxy for December 2000 Annual Meeting of
Stockholders

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned hereby appoints Donald D. Dreher and Joseph G. Hill, or either of them (with full power to act alone), my proxy, with full power of substitution, to represent me and vote all of the stock of DMI held of record or which I am otherwise entitled to vote, at the close of business on November 1, 2000, at the annual meeting of its stockholders to be held at The Brown Hotel, Fourth and Broadway, Louisville, Kentucky on Friday, December 15, 2000, at 10:00 a.m., local time, and at any adjournments thereof, with all the powers the undersigned would possess if personally present, as follows:

1.	ELECTION OF DIRECTORS.

	_____	FOR Daniel H. Abramowitz, W. Howard Armistead, Donald D. Dreher, Joseph G. Hill, Thomas M. Levine, and David M. Martin, the nominees (except as listed below)

	_____	WITHHOLD AUTHORITY to vote for the nominees.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee’s name on the line below.)

2.	AUDITORS. Appointment of Arthur Andersen LLP as auditors for the 2001 fiscal year:

	_____	FOR _____ AGAINST _____ ABSTAIN

3.	OTHER BUSINESS. In their discretion, the proxies are authorized to act upon such other matters as may properly be brought before the annual meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN ITEM 1 AND “FOR” ITEM 2.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED AND IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT. IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED IN ITEM 1 AND “FOR” ITEM 2.

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated___________________, 2000	_____________________________________ Signature

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE	______________________________________ Additional signature, if held jointly